CHARTER FOR THE REGULATORY, FOREIGN COMPLIANCE & GOVERNMENT AFFAIRS COMMITTEE (FCPA)

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Adopted by Electrameccanica Vehicles Corp. Board of Directors on this ____ day of December 2017.

FCPA COMMITTEE CHARTER
Purpose

The Regulatory, Compliance & Government Affairs Committee (the "Committee") shall report to and assist the Board of Directors ("Board") of Electrameccanica Vehicles Corp. (the "Company") by providing oversight of regulatory, compliance and governmental matters that may impact the Company and such other matters as directed by the Board or this Charter.

Membership

1.
The Committee shall be comprised of not less than three members of the Board.

2.
All members of the Committee shall be independent directors, members of the Board, all of whom shall be independent directors in accordance with Rule 10A-3 under the Securities Exchange Act of 1934 (subject to any applicable exemptions) and as specified in Rule 5605 (c)(1) of the Company Guide of the NASDAQ Stock Market Rules.

3.
At least one member of the Committee shall serve concurrently on the Audit Committee.

4.
Members of the Committee shall be appointed and may be removed by the Board.

5.
Members of the Committee shall be informed, or shall become informed within a reasonable period after appointment to the Committee, with respect to matters of legal and regulatory compliance that are within the Committee's oversight responsibilities.

Committee Chairman

The Board shall designate one member of the Committee to act as the Chairman of the Committee. The Committee member so designated shall (a) chair all meetings of the Committee; and (b) perform such other activities as from time to time are requested by the other Committee members or as circumstances indicate.

Meetings

1.
The Committee will meet formally at least four times each fiscal year.

2.
The Committee will hold separate private meetings at least semi-annually with each of the General Counsel, the Chief Compliance Officer, the Chief Quality Officer, and the Vice President of Corporate Internal Audit.

3.
In the discretion of the Chairman of the Committee, but at least once each year, the members of the Committee shall meet in Executive Session.

Duties and Responsibilities

Among its duties and responsibilities, the Committee shall:

1.
Oversee the Company's major compliance programs with respect to legal and regulatory requirements (including, but not limited to, the Company's policies and procedures for monitoring health care compliance; product quality and compliance; product safety; privacy; environmental regulation; employee health and safety; and compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended), except with respect to matters of financial compliance (i.e., accounting, auditing and financial reporting), which are the responsibility of the Audit Committee. (See Appendix “A”).

2.
Oversee compliance with any ongoing Corporate Integrity Agreements or similar undertakings by the Company with the U.S. Food and Drug Administration, U.S. Department of Justice, U.S. Securities and Exchange Commission, or any other government agency.

3.
At least annually, review with the Chief Compliance Officer the organization, implementation and effectiveness of the Company's compliance and ethics programs, and the adequacy of the resources for those programs.

4.
At least annually, review with the Chief Executive Officer the organization, implementation and effectiveness of the Company's quality and compliance programs, and the adequacy of the resources for those programs.

5.
Review the metrics used by management to provide insight into the Company's compliance systems and organization.

6.
Oversee the Company's Policy on Business Conduct and Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers, including the annual certification processes, and the procedures for identifying and investigating any alleged violation of such Policy or Code. The Vice President of Corporate Internal Audit shall at least annually report to the Committee on actual and alleged violations of such Policy or Code, including any matters that involve criminal conduct or potential criminal conduct.

7.
Oversee significant complaints and other matters raised through the Company's compliance reporting mechanisms (other than those involving accounting, auditing, and financial reporting, which are the responsibility of the Audit Committee).

8.
As necessary, review and make recommendations to the Board regarding whether to grant any waivers of provisions of the Policy on Business Conduct and Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers for a director or executive officer.

9.
At least annually, review the Company's government affairs strategies and priorities.

10.
At least annually, review the policies, practices and priorities for the Company's political expenditure and lobbying activities.

11.
Oversee the Company's exposure to risks relating to regulatory compliance matters.

12.
Consult, as necessary, with the Audit Committee of the Board regarding the internal audit plans related to compliance.

13.
Consult, as necessary, with the Compensation and Benefits Committee of the Board regarding the role of compliance in performance evaluations.

14.
Monitor and evaluate new developments and current and emerging trends relating to regulatory compliance and government relations that affect or could affect the Company.

Oversight of Committee Matters

1.
The Committee shall report regularly to the Board on its meetings and review with the Board significant issues and concerns that arise at Committee meetings.

2.
The Committee may form and delegate authority to subcommittees when appropriate.

3.
The Committee shall have authority and appropriate funds to retain, consult with and compensate outside counsel and other advisors as the Committee may deem appropriate.

4.
The Committee shall conduct an annual evaluation of its performance in fulfilling its duties and responsibilities under this Charter, and shall assess the adequacy of the reporting and information provided by management to support the Committee's oversight responsibilities.

5.
The Committee shall, on an annual basis, review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

APPENDIX “A”

SENSITIVE PAYMENTS AND FOREIGN CORRUPT PRACTICES ACT

The term sensitive payments are commonly used to describe a broad range of corporate dealings that are generally considered to be either illegal, unethical, immoral, or to reflect on the integrity of management. Such payments are usually in the nature of kickbacks, bribes, or payoffs to favorably influence a decision affecting a company's business or for the personal gain of an officer or employee.

Sensitive transactions may result in violation of U.S. federal laws such as domestic anti-bribery laws, mail fraud and wire fraud (telephone and telegraph) statutes, anti-racketeering statutes, the Foreign Corrupt Practices Act, and other state laws or laws of foreign countries in which Electrameccanica Vehicles Corp. (the “Company” has operations. The Company and its officers and directors as well as employees directly involved may, if violations of the Foreign Corrupt Practices Act occur, be subject to fines, imprisonment, and civil litigation.

Moreover, because the Company is a public company, it is subject to strict SEC disclosure requirements. The SEC considers that sensitive transactions may reflect on the integrity of management, and if sensitive transactions are identified within a publicly owned company, the matter may have to be publicly disclosed. Failure to investigate and disclose such transactions may cause a company to violate U.S. law and the rules and regulations of the SEC, which specifically require compliance with record-keeping and internal controls requirements aimed at recording the true nature of all payments and ensuring their propriety. Disclosure may result in criminal and civil proceedings against a company and may seriously injure a company's reputation and business, particularly if the transaction occurs in a foreign authority.

If any question exists as to the propriety of any proposed transaction, the matter should be referred to the chief financial officer prior to entering the transaction. In all cases, specific conduct must be carefully considered by Company management.

Sensitive Payments

The Company’s corporate policy strictly prohibits sensitive payments. Personnel who either make or receive such a payment are subject to disciplinary action, including dismissal, as well as the legal consequences of applicable U.S. federal, state, or foreign laws.

Any out-of-the ordinary payment from corporate funds for the express purpose of obtaining or retaining business or unduly influencing some matter (such as a tax decision) in favor of the Company should be considered a “sensitive” payment. Such a payment could also take the form of extravagant entertainment or a gift of any value. These payments may be considered to be bribes and may, as noted above, result in violation of U.S. federal, state, or foreign laws with attendant criminal and civil sanctions and requirements for disclosure.

In 1977, the Foreign Corrupt Practices Act (the FCPA) became U.S. law, largely because of disclosures made by American companies in the early and mid-1970s. It should be emphasized, however, that the fact that conduct does not violate the FCPA does not mean that it may not violate other laws with potentially serious consequences for the Company and the individuals concerned, or may not violate the Company's ethical standards, rules of corporate governance, or community standards, which impact our images as a good corporate citizen.

The FCPA prohibits the Company, its employees, and agents from corruptly offering or giving anything of value to:

1.
a foreign official, including any person acting in an official capacity for a foreign government;

2.
a foreign political party official or political party;

3.
a candidate for foreign political office;

4.
or any officer or employee of a public international organization such as the IOC, IMF, World Bank, the United Nations and its agencies, and the like, for influencing any act or decision of these individuals in their official capacity to help the Company obtain or retain business or direct business to any person or corporate entity.

The FCPA also prohibits the offering or paying of anything of value to any person or entity if all or part of the payment will be used for any of the above prohibited actions. This provision includes situations where intermediaries, such as foreign affiliates or agents, are used to channel payoffs to foreign officials.

The FCPA defines the term foreign official as any officer or employee of a foreign government or public international organization, or any department, agency, or instrumentality thereof, or any person acting in an official capacity for or on behalf of such government or department, agency, or instrumentality. The term does not include an employee of a foreign government, public international organization, or any department, agency, or instrumentality thereof whose duties are essentially ministerial or clerical. For purposes of compliance with the FCPA, officials of government-owned corporations are to be considered “foreign officials”.

Grease Payments

The Company may on occasion be required to make a minor payment to a foreign government employee whose duties are essentially ministerial or clerical in nature. This minor payment is usually for expediting rather than influencing a decision or transaction, and it is made simply to expedite some matter in a more timely or efficient manner. Such facilitating payments (also called “grease” payments) may not be illegal under the FCPA, or foreign government law enforcement policies and customs; however, in certain instances, such payments may violate local law or other U.S. federal statutes, particularly if they involve substantial amounts. If they involve large amounts, or are otherwise material, public disclosure under SEC regulations (as noted above) may be also required.

Facilitating payments must be strictly controlled and every effort must be made to eliminate or minimize such payments. Facilitating payments, if required, will be made only in accordance with local custom and practice and with applicable management approval and prior review by our chief financial officer.

Accounting Standards

The Company's corporate policy requires that each one of our subsidiaries, branches, and overseas offices maintain books and records that accurately reflect all transactions of the Company. In addition, each Company entity and each Company office is responsible for the design and maintenance of an adequate system of internal accounting control. Basically, Company corporate policy requires that each transaction entered into by a Company entity have proper authorization and initial approval, then proper and complete accounting and reporting of the transaction. The handling of each transaction is subject to the Company's internal audit verification, with reporting of exceptions to management and the chief financial officer.

Selection and Retention of Foreign Commercial Agents

The use of intermediaries for the payment of bribes or other illegal payments is expressly prohibited, and for this reason no director, officer, or manager may retain a foreign commercial agent except with the approval of the Company's board of directors. The board of directors will comply with the Company's specific procedure for evaluating, selecting, and retaining such agents which is contained in the corporate policy and procedure manual.

EVALUATION OF THE COMMITTEE’S PERFORMANCE

The Committee shall, on an annual basis, evaluate its performance under this Charter. The Committee shall address all matters that the Committee considers relevant to its performance. The Committee shall deliver a report setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Board’s or the Corporation’s policies or procedures.

COMMITTEE RESOURCES

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may retain, at the Corporation’s expense, such independent counsel, or other advisors as it deems necessary. The Committee shall have the sole authority to retain or terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms, and such related fees are to be borne by the Corporation.

REPORTS:

The Committee will record its summaries of recommendations to the Board in written form, which will be incorporated as a part of the minutes of the meeting of the Board at which those recommendations are presented.

MINUTES:

The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

NON-EXHAUSTIVE LIST

The foregoing list of duties is not exhaustive, and the Board Chair may, in addition, perform such other functions as may be necessary or appropriate in the circumstances. The Board Chair shall have the power to delegate his or her authority and duties to a Committee of the Board or an individual member of the Board as he or she considers appropriate.